Zion Oil & Gas Newsletter
October 16, 2009
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Dear Shareholder and/or Friend of Zion...

Here is an update of our progress during the past week.

Operations on the Ma'anit-Rehoboth #2 Well

As I have mentioned previously, we drilled the Ma'anit-Rehoboth #2 well to a depth of 17,913 feet (5,460 meters), and on October 2, 2009 released the drilling rig for use on the Elijah #3 well and temporarily suspended operations on the Ma'anit-Rehoboth #2 well, until a smaller rig becomes available for completion operations on the seven zones that warrant completion testing.

However, before we released the drilling rig we put a 'wellhead' in place, as you can see in the above photographs.

Last week I noted that four of the zones are in the upper (Triassic) part of the hole and were seen in the Ma'anit #1 well and three of the zones are in the deeper hole drilled in the Ma'anit-Rehoboth #2 well.

In the meantime, we continue to analyze the results of the logging together with the other scientific data that we collected during the drilling of the well and we continue to update our scientific database as we prepare our completion and testing procedures.

We want to carry out completion operations at the earliest opportunity, but as with the logging, we have to wait for the correct tools for the job.

In the 1960s the Supremes sang:
"You can't hurry love, No, you just have to wait."

Fifty years later, the Zion version is:
"You can't hurry completion operations, No, you just have to wait."

But hopefully, not for too long...

In the meantime, we are moving forward with the...

Preparations at the site of the Elijah #3 Well

On Wednesday, October 14, 2009, the mast of Aladdin Middle East's (AME's) 2,000 horsepower rig was raised into a vertical position.

Here are some of the photographs taken at the site of the Elijah #3 well, on Wednesday, October 14:

The mast of the drilling rig in a horizontal position

The view from behind the drilling rig before the mast was raised

The mast has been raised and the drilling rig will soon be able to start drilling the Elijah # 3 well.

'Spudding' (that is, the start of drilling operations) of the Elijah #3 well is expected next week and operations are expected to last approximately six months.

Rights Offering

Our registration statement was declared effective on October 9, 2009, so the rights offering can begin.

The record date will be October 19, 2009 - everyone recorded in the official records as a stockholder on October 19th has the right to participate in the rights offering.

The rights offering will offer a maximum of 3.6 million shares of stock at $5.00 for each share of stock. Should the rights offering be fully subscribed, Zion will receive gross proceeds of $18 million.

Under the rights offering, stockholders have the right to purchase twenty three (23) shares of stock for every one hundred (100) shares of common stock owned on the record date.  This is identical to 0.23 subscription rights for each share of common stock owned on the record date.

If you were among the many hundreds of our stockholders who did not receive as many $5.00 shares as you subscribed for in the earlier rights offering, this is your 'second chance' opportunity. Obviously, this offer is open to everyone who is a stockholder of record on October 19, 2009.

The scheduled termination date for the rights offering is November 30, 2009 but we may elect to terminate the offering prior to the scheduled expiration date by giving two business days notice. Please note that Zion may also elect to extend the rights offering beyond November 30, 2009.

We have posted on the Investor Center section of the Zion website a copy of the press release we issued on October 13 and some Frequently Asked Questions (and answers).

The press release can also be seen here.

Please click here to visit the Investor Center: http://www.zionoil.com/investor-center

Television and Media

DAYSTAR TV

On Thursday, October 15, 2009, Zion's Founder and Chairman of the Board, John Brown, participated in DayStar TV's  show, 'Celebration' (with approximately 216 Million Viewers) live with Marcus and Joni Lamb.

THE JEWISH VOICE TV SHOW

Earlier in the week, John Brown was in Phoenix and participated in 'The Jewish Voice' TV show. John Brown was interviewed by TV host Jonathan Bernis and the show also featured pre-recorded footage and interviews filmed in Israel at our Ma'anit well site. The show airs on Daystar, GodTV, God TV Europe, Church Channel, multiple single market stations and on streamed internet to over 75 million homes. The show is repeated a few times on each network, so you may be able to watch the show, if you look out for it.

ZION WEBSITE

This past week, we upgraded the Media Center web page on Zion's website:

http://www.zionoil.com/media-center

You can watch over twenty five video presentations and TV programs relating to Zion Oil. I hope you will take the opportunity to view some of the presentations.

"In your good pleasure, make Zion prosper..."
Psalm 51:18

Thank you for your support of Zion and Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, geophysical and geological data and interpretation, anticipated attributes of geological strata being drilled, drilling efforts and locations, timing and potential results thereof and plans contingent thereon and rights offering are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

NOTICE
Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas will send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466).

Contact Information
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More information about Zion is available at www.zionoil.com or by contacting Kim Kaylor at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com